**ARTICLES OF INCORPORATION**
In compliance with Chapter 607, F.S.

ARTICLE I NAME

The name of the corporation shall be Zimmerman BioPharma Holding, Inc., changed from Six Six Five Energy, Inc.

The change in the name of the Corporation was (a) adopted by the shareholders (a) on November 20, 2019 pursuant to and in accordance with §78.395(d) and §78. 390, Nevada Revised Statutes, such amendment submitted to the Nevada Secretary of State for filing on November 20, 2019, but as of the date hereof has not been processed, and (b) confirmed by the shareholders on December 10, 2019 pursuant to §607.1003, F.S. The number of votes cast for the amendment by the shareholders was on each date sufficient for approval.

FILED
2019 DEC 13 AM 10: 36

ARTICLE II PRINCIPAL OFFICE

The principal place of business address and mailing address are:

| Principal Place of Business | Mailing address |
|---|---|
| Suite 1540 | Suite 1540 |
| 401 Congress Avenue | 401 Congress Avenue |
| Austin, Texas 78701 | Austin, Texas 78701 |

*ARTICLE III PURPOSE*

The purpose for which the corporation is organized is to conduct any business which may be lawfully conducted by a Florida for profit corporation.

ARTICLE IV SHARES

The number of shares of stock the Corporation is authorized to issue is:

Seven Hundred Million (700,000,000) Shares of common stock, $0.001 par value per share.

The following amendment was (a) adopted by the shareholders (a) on November 20, 2019 pursuant to and in accordance with §78.390 and §78.2005, Nevada Revised Statutes, such amendment submitted to the Nevada Secretary of State for filing on November 20, 2019, but as of the date hereof has not been processed and (b) confirmed by the shareholders on December 10, 2019 pursuant to §607.1003 and §607.10025, F.S. The number of votes cast for the amendment by the shareholders was on each date sufficient for approval.

> The number of shares of the Corporation's issued and outstanding common stock shall be and hereby is decreased to 20,000,000 shares from 699,991,000 shares, a ratio of 1:35; provided that the number of shares of the Corporation's authorized common stock shall not be changed and shall remain 700,000,000 shares, par value $0.001 per share; and, provided further, that any stockholder who will hold an aggregate of less than one whole share subsequent to such decrease upon filing of the Articles of Amendment shall cease to be a stockholder of the Corporation and be entitled to receive only cash based on the closing

price of the Corporation's common stock on the business day immediately preceding such filing.

Ten Million (10,000,000) Shares of preferred stock:

Seven Million (7,000,000) Shares of which the terms of class or series may be determined from time to time by the board of directors pursuant to §607.0602, F.S., upon filing a certificate of designation with respect thereto; and

Three Million (3,000,000) Shares of which – c

Title of Class - Series A-1 Preferred Stock.
Par Value – US$0.001 per share.
Liquidation Preference - *In pari passu* with common stock on an "as converted into common stock" basis.
Dividend Preference – Ten percent (10%) per annum, non-cumulative, before cash dividends are paid on common stock.
Participation in Dividend in Kind – Participation on an "as if converted into common stock" basis in distribution of shares of subsidiaries as dividends on common shares.
Voting Rights – The number of votes per share on an "as if converted into common stock" basis on each matter presented to holders of capital stock for approval, *in pari passu* with common stock voting together as a single class.
Conversion Rights - Conversion at the election of the registered holder into shares of the Corporation's common stock, when, as and if a sufficient number of unissued shares of common stock are authorized, such that immediately following the conversion the total number of shares of common stock into which all the shares of Series A-1 Preferred Stock is converted shall represent eighty percent of all shares of issued and outstanding common stock of the Corporation.

*ARTICLE V INITIAL DIRECTORS AND/OR OFFICERS*

| Title | Name/Address |
|---|---|
| Director and Chief Executive Officer | David J. Wood<br>Suite 1540<br>401 Congress Avenue<br>Austin, Texas 78701 |
| Director | Ronald E, Zimmerman<br>Suite 1540<br>401 Congress Avenue<br>Austin, Texas 78701 |

ARTICLE VI INITIAL REGISTERED AGENT AND STREET ADDRESS

The name and Florida street address of the registered agent is:

Jackson L. Morris, Esq.
126 21st Avenue Southeast
St. Petersburg, Florida 33705

ARTICLE VII INCORPORATOR

The name and address of the incorporator is:

Jackson L. Morris, Esq.
126 21st Avenue Southeast
St. Petersburg, Florida 33705

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Signature/Registered Agent December 11, 2019

Signature/Incorporator December 11, 2019

FILED
2019 DEC 13 AM 10:36